UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549


                                    FORM 8-K


                                 CURRENT REPORT


     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported):  6 February 1996

                                  ALPNET, INC.
             (Exact name of registrant as specified in its charter)


            UTAH                 0-15512              87-0356708
       (State or other      (Commission File        (IRS Employer
       jurisdiction of           Number)           Identification
       incorporation)                                  Number)





        4444 South 700 East, Suite #204
        Salt Lake City, Utah                       84107-3075
    (Address of principal executive offices)       (Zip Code)



       Registrant's telephone number, including area code:  (801) 265-3300

  Former name or former address, if changed since last report:  Not applicable.


Item 5.  Other Events --- Press Release - ALPNET Announces Preliminary 1995
Results

6 February 1996 -- Salt Lake City, Utah. ALPNET, Inc. (NASDAQ: AILP), the largest dedicated commercial provider of language translation, product localization, and related language services to businesses, today announced preliminary unaudited results for the year and quarter ended 31 December 1995. Total revenues for the year 1995 were US$26.9 million, an increase of 31% over the $20.5 million reported for 1994. Net income for the year was $621,000 or $.03 per share, compared to a net loss of ($741,000) or ($.04) per share for the year ended 31 December 1994.

Revenues for the fourth quarter of 1995 were $7.2 million with net income of $253,000, or $.01 per share, compared to revenues of $5.8 million with a net loss of ($95,000), or ($.01) per share, for the fourth quarter of 1994. The Company reported that the majority of the revenue growth for the year 1995 was due to actual volume increases, especially in its large European markets, with only 20% being attributable to the strength of foreign currencies -- as compared to the U.S. dollar -- in countries where the Company has operations.

Thomas F. Seal, ALPNET President and CEO, stated, "We are pleased to report a strong finish to the year. This quarter represents our fourth consecutive quarter of profitability and while this quarter's revenues are down slightly from the record revenues reported in the third quarter, the long-term trend remains unchanged. Incoming orders remain good, and new prospects and opportunities are strong. 1995's growth has occurred in the face of fierce competition in the market which continues to keep prices at historically low levels. We have seen competitors try to grow by using aggressive pricing to attract business, and then be unable to produce the quality materials they promise. ALPNET has followed a strategy of providing the highest in quality linguistic services, across all major languages, at fair prices in order to allow us to avoid sacrificing quality. Our clients seem to agree with this strategy as evidenced by our largest clients rewarding us with increasing amounts of business, as well as referring prospective clients to ALPNET when they have experienced problems elsewhere.

Mr. Seal continued by saying, This year we announced a partnership with Europe Online which is intended to provide high quality in-country translation and localization services over the Internet. This is the first step in our plans to take the leadership position in the combination of translation and the information superhighway. ALPNET will be a leader in helping companies translate and localize their own World Wide Web sites, in order to facilitate our clients providing their goods and services internationally. In addition, we will provide our own set of linguistic services over the Internet.

Mr. Seal concluded by saying, "Two years ago, ALPNET instigated a strategy of investing in the opening of small, full-service offices in major business centers and in countries where the changing business climate indicated language services were needed. Since then, we have opened offices in Boston and Ft. Lauderdale in the U.S. as well as in Berlin, Seoul, Shenzhen(China), Amsterdam, and Dublin. We will continue this strategy in 1996. As multi-national companies increasingly require quality translation and product localization services, they find that ALPNET is already established and ready, wherever they need language services in the world today. Together with our language partners, we provide services from 38 locations in over 20 countries. In 1996, we will continue to invest in new offices, new delivery methods, and new technology. We are confident that these efforts will continue to allow us to provide the best quality along with increased revenues and improved profitability."

ALPNET is the largest publicly-owned exclusive supplier of worldwide translation and product localization services, with 29 wholly-owned offices in 13 countries throughout Europe, North America, and Asia. ALPNET supplies its clients with language translation, product localization, language interpreting, language training, and multilingual desktop publishing and printing services. Additional information about ALPNET is available using Netscape Navigator 2 on the World Wide Web at http://www.EuropeOnline.Com.




                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                  ALPNET, Inc.
                                  (Registrant)


Date:   7 February 1996  \s\ Thomas F. Seal
                         Thomas F. Seal
                         President and Chief Executive Officer



Date:   7 February 1996  \s\ D. Kerry Stubbs
                         D. Kerry Stubbs
                         Chief Financial Officer